UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2023

VIAVI SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22874	94-2579683
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification Number)

1445 South Spectrum Blvd, Suite 102 Chandler, Arizona 85286
(Address of principal executive offices and Zip Code)

(408) 404-3600
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of the exchange on which registered
Common Stock, par value of $0.001 per share	VIAV	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company. ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On March 6, 2023, in connection with the consummation of previously announced private transactions, Viavi Solutions Inc. (the “Company”) issued $250 million aggregate principal amount of its 1.625% Senior Convertible Notes due 2026 (the “New Notes”) under an Indenture, dated March 6, 2023 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee.
The Company issued approximately $132 million aggregate principal amount of New Notes in exchange for approximately $128 million aggregate principal amount of its 1.00% Senior Convertible Notes due 2024 (the “2024 Notes”) pursuant to privately negotiated agreements entered into with certain holders of 2024 Notes (the “Exchange Transactions”). The Company also issued and sold approximately $118 million aggregate principal amount of New Notes for cash pursuant to privately negotiated agreements (the “Subscription Transactions” and, together with the Exchange Transactions, the “Transactions”).
The New Notes were offered, issued and sold in the Transactions to investors who represented that they are institutional “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The offer and sale of the New Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, the New Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
In exchange for issuing New Notes pursuant to the Exchange Transactions, the Company received and cancelled the exchanged 2024 Notes. The Company received gross cash proceeds from the Subscription Transactions of approximately $118 million, excluding fees and expenses payable by the Company in connection with the Transactions. The Company intends to use the net proceeds from the Subscription Transactions for general corporate purposes, including retirement of indebtedness.
A copy of the form of exchange and subscription agreement, substantially in the form entered into on March 1, 2023 with the exchanging holders in the Exchange Transactions and the investors in the Subscription Transactions, is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The New Notes mature on March 15, 2026, unless earlier converted, redeemed or repurchased. The New Notes are the Company’s general senior unsecured obligations and rank equal in right of payment with all of the Company’s existing and future unsecured, unsubordinated indebtedness, including the outstanding 2024 Notes that were not exchanged for New Notes in the Exchange Transactions, and senior in right of payment to any indebtedness that is contractually subordinated to the New Notes.
The Company will pay interest on the New Notes at an annual rate of 1.625% payable in cash semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2023. The holders of the New Notes may convert the New Notes into cash and shares of the Company’s common stock, if any, based upon an initial conversion rate of 75.7963 shares of the Company’s common stock per $1,000 principal amount of New Notes (which is equal to an initial conversion price of approximately $13.19 per share of the Company’s common stock, representing an approximately 22.5% conversion premium based on the closing price of $10.77 per share of the Company’s common stock on March 1, 2023), subject to adjustment as provided for in the Indenture. Initially, a maximum of 23,212,625 shares of the Company’s common stock may be issued upon conversion of the New Notes based on the maximum conversion rate for the New Notes, which is subject to customary anti-dilution adjustments.
The New Notes may be converted at any time on or prior to the close of business on the business day immediately preceding December 15, 2025, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances: (i) on any date during any calendar quarter beginning after June 30, 2023 (and only during such calendar quarter) if the closing price of the Company’s common stock was more than 130% of the then current conversion price for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading-day period ending on the last trading day of the previous calendar quarter, (ii) upon the occurrence of specified corporate events, (iii) if the Company is party to a specified transaction, a fundamental change or a make-whole fundamental change (each as defined in the Indenture), (iv) during the five consecutive business-day period immediately following any 10 consecutive trading-day period in in which the trading price per $1,000 principal amount of the New Notes for each day during such 10 consecutive trading-day period was less than 98% of the product of the closing sale price of the Company’s common stock and the applicable conversion rate on such date, or (v) if the Company calls any or all of the New Notes for redemption (solely with respect to New Notes called for redemption). During the periods from, and including, December 15, 2025 until the close of business on the business day immediately preceding the maturity date, holders of the New Notes may convert the New Notes regardless of the circumstances described in the immediately preceding sentence.

Holders of the New Notes may require the Company to repurchase for cash all or a portion of the New Notes upon the occurrence of a fundamental change (as defined in the Indenture) at a repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest up to, but excluding, the date of repurchase.  In addition, if certain make-whole fundamental changes occur or the Company calls all or a portion of the New Notes for redemption, the Company will, in certain circumstances, increase the conversion rate for any New Notes converted in connection with such make-whole fundamental change or redemption.
The Company may not redeem the New Notes prior to March 20, 2025. The Company may redeem for cash all or part of the New Notes, at its option, on or after March 20, 2025 if the closing sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides the redemption notice in accordance with the Indenture.  If the Company redeems less than all the outstanding New Notes, at least $75.0 million aggregate principal amount of New Notes must be outstanding and not subject to redemption as of the relevant redemption notice date.
The Indenture provides for customary events of default, including payment defaults, breaches of covenants, failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. If an event of default occurs and is continuing, the principal amount of the New Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.
The foregoing description of the Indenture and the New Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the Form of the New Notes (a form of which is attached as an exhibit to the Indenture), filed as Exhibit 4.1 and Exhibit 4.2, respectively, hereto and incorporated herein by reference.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.
The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of March 6, 2023, between Viavi Solutions Inc. and U.S. Bank Trust Company, National Association, as Trustee.
4.2	Form of 1.625% Senior Convertible Notes due 2026 (included as part of Exhibit 4.1).
10.1	Form of Exchange and Subscription Agreement.
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIAVI SOLUTIONS INC.

	By:	/s/ Henk Derksen
	Name:	Henk Derksen
	Title:	Executive Vice President and Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)

March 7, 2023